Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 0.00	0.0001381	$ 0.00
Fees Previously Paid	2	$ 62,969,776.95		$ 8,696.13
	Total Transaction Valuation:	$ 62,969,776.95
	Total Fees Due for Filing:			$ 8,696.13
	Total Fees Previously Paid:			$ 8,696.13
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction value is calculated as the aggregate maximum purchase price for Class I shares of beneficial interest (Class I Shares), Class S shares of beneficial interest (Class S Shares), and Class D shares of beneficial interest (Class D Shares) of Nuveen Churchill Private Capital Income Fund (the Fund), based upon the net asset value per Class I Share, Class S Share, and Class D Share as of September 30, 2025 of $24.45, $24.38, and $24.45, respectively. This amount is based upon the offer to purchase up to 2,575,451 Shares.

[2]	Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A